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                                                                       EXHIBIT 8



Board of Directors
PEOPLES LTD.
201 Church Street
Wyalusing, Pennsylvania  18853

Dear Members of the Board:

       You have requested our opinion regarding material federal income tax questions in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of June 22, 2000, by and between Citizens & Northern Corporation, a Pennsylvania business corporation and a Bank Holding Company, ("Citizens & Northern") and Peoples Ltd., a Pennsylvania business corporation and a Bank Holding Company, ("Peoples"), pursuant to which Peoples will merge with and into Citizens & Northern, which will be the surviving corporation. For purposes of rendering the opinions set forth herein, we have assumed that the merger transactions between Peoples and Citizens & Northern will be completed and that all conditions to the obligations of Peoples to consummate the merger will be subject to the fulfillment (or written waiver by Peoples) prior to the Effective Time of each of the conditions set forth in Sections 6.02 (a), (b),
(d) and (e) of the Agreement and Plan of Merger.

       At the effective date of the merger (the "Merger"), each share of People's common stock issued and outstanding immediately prior to the effective date will, by virtue of the Merger, be converted into the right to receive the number of shares of Citizens & Northern common stock as is provided in Section
3.01 of the Agreement and Plan of Merger. As a result of the Merger, Peoples State Bank of Wyalusing, Pa., a subsidiary of Peoples, shall become a wholly-owned operating subsidiary of Citizens & Northern, subject to the provisions of Section 2.02 of the Agreement and Plan of Merger.

       Peoples shareholders shall exchange their Peoples common stock certificates for Citizens & Northern common stock certificates, as provided in
Section 3.04 of the Agreement and Plan of Merger. No fractional shares of Citizens & Northern common stock will issue. In lieu of fractional shares, shareholders of Peoples will receive cash in an amount determined pursuant to
Section 3.03 of the Agreement and Plan of Merger. Shareholders of Peoples will be entitled to exercise dissenter's rights in connection with the Merger.

       On the effective date, all Treasury shares of Peoples common stock, other than trust account shares or shares acquired in connection with debts previously contracted owned by Peoples or any direct or indirect subsidiary of Peoples, if any, shall be cancelled and retired pursuant to Section 3.01 of the Agreement and Plan of Merger.



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Boards of Directors
PEOPLES LTD.
September 6, 2000
Page 2



       On the effective date, each share of Peoples common stock, other than trust account shares or shares acquired in connection with debts previously contracted owned by Citizens & Northern or any direct or indirect subsidiary of Citizens & Northern, if any, shall be cancelled.

       Each share of Citizens & Northern common stock issued and outstanding immediately prior to the effective date, shall, on and after the effective date, continue to be issued and outstanding as an identical share of Citizens & Northern common stock.

       Each share of Citizens & Northern common stock issued and held in the treasury of Citizens & Northern as of the effective date, if any, shall on and after the effective date, continue to be issued and held in the treasury of Citizens & Northern.

       In connection with the opinion set forth below with respect to the Merger, we have reviewed and relied upon the following documents:


1. The articles of incorporation, bylaws, and resolutions of People's Board of Directors;

2. The articles of incorporation, bylaws, and resolutions of Citizens & Northern's Board of Directors;

3. The Agreement and Plan of Merger and all exhibits and attachments to the Agreement;

4.     The Articles of Merger which will be filed in Pennsylvania;

5.     Certificates of Officers of both Citizens & Northern and Peoples; and

6.     Other documents as we have deemed relevant or appropriate to our opinion.

       In rendering this Opinion, we have relied upon the accuracy and authenticity of the information contained in these documents. This Opinion is further based upon the following assumptions that we have made with your consent and upon which we are relying:

       1. Peoples shareholders will receive shares of Citizens & Northern voting common stock in exchange for their shares of Peoples voting common stock surrendered in the exchange based upon a formula provided in the Agreement and Plan of Merger;


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Boards of Directors
PEOPLES LTD.
September 6, 2000
Page 3


       2. Immediately following the transaction, Citizens & Northern will possess all the assets and liabilities possessed by Peoples immediately prior to the transaction;

       3. Citizens & Northern will continue the historic business of Peoples or will use a significant portion of Peoples's assets in the continuing business of Citizens & Northern, and Citizens & Northern will continue to operate Peoples State Bank of Wyalusing, Pa. as a wholly owned operating subsidiary of Citizens & Northern;

       4. The Merger will be consummated in accordance with the Agreement and Plan of Merger, including the satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof;

       5. The Merger will qualify as a merger under the applicable laws of the Commonwealth of Pennsylvania; and

       6. The Agreement and Plan of Merger and all other documents and instruments referred to therein are valid and binding in accordance with their terms.

       Based upon the foregoing facts, documents and assumptions, it is our opinion that for United States Federal Income Tax purposes:


1. The Merger of Peoples into Citizens & Northern will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended and Peoples and Citizens & Northern will each be a party to the "reorganization" within the meaning of Section 368(b) of the Code;

2. No gain or loss will be recognized by Peoples or Citizens & Northern as a result of the Merger;

3. No gain or loss will be recognized by the shareholders upon the exchange of their shares of Peoples voting common stock solely for shares of Citizens & Northern voting common stock pursuant to the Merger;

4. The aggregate tax basis of the shares of Citizens & Northern voting common stock received solely in exchange for shares of Peoples voting common stock pursuant to the Merger will be the same as the aggregate tax basis of Peoples voting common stock exchanged therefor;



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Boards of Directors
PEOPLES LTD.
September 6, 2000
Page 4




5. The holding period for the shares of Citizens & Northern voting common stock received in exchange for shares of Peoples voting common stock pursuant to the Merger will include the holding period of the shares of Peoples voting common stock exchanged therefor, provided the shares of Peoples voting common stock were held as capital assets by the shareholder at the effective date of the Merger;

6. The payment of cash in lieu of fractional share interests of Citizens & Northern voting common stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Citizens & Northern. These cash payments will be treated as having been received as a distribution in full payment in exchange for the fractional share interest redeemed, as provided in Section 302(a) of the Code;

7. As provided in Section 381(c)(2) of the Code and related Treasury Regulations, Citizens & Northern will succeed to and take into account the earnings and profits, or deficit earnings and profits, of Peoples as of the Merger. Any deficit in the earnings and profits of Citizens & Northern or Peoples will be used only to offset the earnings and profits accumulated after the Merger; and

8. Pursuant to Section 381(a) of the Code and related Treasury Regulations, Citizens & Northern will succeed to and take into account the items of Peoples described in Section 381(c) of the Code. These items will be taken into account by Citizens & Northern subject to the conditions and limitations of Sections 381, 382, 383 and 384 of the Code and Treasury Regulations thereunder.

       These opinions are based solely upon the documents, facts and assumptions stated above. Any inaccuracy in or breach of any of the aforementioned agreements, documents or assumptions, or any change after the date hereof in the applicable law could adversely affect our opinion. Furthermore, the tax consequences described above may not be applicable to shareholders subject to special treatment under certain federal income tax laws, such as foreign holders.

       We express no opinion as to any matter not specifically addressed above. Also, we express no opinion as to the tax consequences of any of the transactions under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion after the date hereof.




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Boards of Directors
PEOPLES LTD.
September 6, 2000
Page 5


       We hereby consent to the use of this opinion in the Registration Statement on Form S-4 of Citizens & Northern, and we further consent to the reference to our name in the Proxy Statement/Prospectus included as part of the Registration Statement, under the captions "Material Federal Income Tax Consequences" and "Legal Matters."

                                   Sincerely,

                                   SHUMAKER WILLIAMS, P.C.


                                   /s/ Nicholas Bybel, Jr.
                                   ----------------------------
                                   By: Nicholas Bybel, Jr.


JER/JSM/py:122566